September 16, 2010 Medium-Term Notes, Series D No. 2010-MTNDD631 Registration Statement Nos. 333-157386 and 333-157386-01 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in U.S. Equities and International Currencies
PLUS with Euro Exposure Based on the Price of the Technology Select Sector SPDR® Fund due March    , 2013
Performance Leveraged Upside SecuritiesSM
PLUS generally offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies.   These investments allow investors to capture enhanced returns relative to the asset’s actual positive performance. The leverage typically applies only for a certain range of price performance. In exchange for enhanced performance in that range, investors generally forgo performance above a specified maximum return. Unlike ordinary PLUS, however, these particular PLUS also offer additional exposure to the positive or negative performance of the Eurozone euro relative to the U.S. dollar.  At maturity, an investor will receive an amount in cash that may be more or less than the principal amount based upon both (i) the closing price of the underlying shares on the share valuation date and (ii) the performance of the Eurozone euro relative to the U.S. dollar on the exchange rate valuation date. The PLUS do not guarantee any return of principal at maturity. The PLUS are a series of unsecured senior debt securities issued by Citigroup Funding. Any payments due on the PLUS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. All payments on the PLUS are subject to the credit risk of Citigroup Inc.
SUMMARY TERMS
Issuer:	Citigroup Funding Inc.
Guarantee:
Any payments due on the PLUS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the return of the principal amount of your investment at maturity is not guaranteed, you may receive an amount at maturity that is substantially less than the stated principal amount of your initial investment and could be zero.

Aggregate principal amount:	$
Stated principal amount:	$10 per PLUS
Issue price:	$10 per PLUS (see “Underwriting fee and issue price” below)
Pricing date:	September , 2010
Original issue date:	September , 2010 (three business days after the pricing date)
Maturity date:	March , 2013
Underlying shares:	Shares of the Technology Select Sector SDPR® Fund (“XLK”)
Payment at maturity:
The PLUS we are offering differ from the PLUS described in the PLUS product supplement linked to below in that the payment at maturity depends both on the underlying asset, which is the underlying shares, and on the performance of the Eurozone euro relative to the U.S. dollar.
Accordingly, the payment at maturity for the PLUS offered hereby is:
If the final share price is greater than the initial share price,
• $10 x (1 + leveraged upside return) x (final exchange rate ÷ initial exchange rate)
The leverage upside return is capped as described below.
If the final share price is less than or equal to the initial share price,
• $10 x (1 + share percentage change) x (final exchange rate ÷ initial exchange rate)
Regardless of whether the final share price is greater than or less than the initial share price, the weakening of the Eurozone euro relative to the U.S. dollar (resulting in a final exchange rate less than the initial exchange rate) may result in the amount you receive at maturity being less than or equal to the stated principal amount of $10.  Conversely, any strengthening of the Eurozone euro relative to the U.S. dollar may be offset by the negative performance of the underlying shares.  There is no minimum payment at maturity on the PLUS, and, accordingly, you could lose your entire investment.

Maximum payment at maturity:	None. However, the leveraged upside return is capped as described below.
Leveraged upside return:	Leverage factor x share percentage change, subject to a maximum of 36% to 40% (to be determined on the pricing date)
Leverage factor:	150%
Share percentage change:	(final share price – initial share price) / initial share price
Initial share price:	The closing price of the underlying shares on the pricing date
Final share price:	The closing price of the underlying shares on the share valuation date
Initial exchange rate:
The rate of conversion of U.S. dollars into one Eurozone euro as determined by reference to the global spot foreign exchange rate published by the Reuters Page “ECB37” (or any substitute page) at or after 1:00 p.m. (London, England time) on the pricing date. The exchange rate will be calculated to four decimal places.

Final exchange rate:
The rate of conversion of U.S. dollars into one Eurozone euro as determined by reference to the global spot foreign exchange rate published by the Reuters Page “ECB37” (or any substitute page) at or after 1:00 p.m. (London, England time) on the exchange rate valuation date. The exchange rate will be calculated to four decimal places.

Share valuation date:	March , 2013, subject to postponement for non-trading days and certain market disruption events
Exchange rate valuation date:	The next TARGET, London and New York business day following the share valuation date
CUSIP:	17316G826
ISIN:	US17316G8261
Listing:	The PLUS will not be listed on any securities exchange.
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer. See “Supplemental information regarding plan of distribution; conflicts of interest” in this offering summary.
Underwriting fee and issue price:	Price to public	Underwriting fee(1)	Proceeds to issuer
Per PLUS	$10	$0.1125	$9.8875
Total	$	$	$
(1) Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the underwriter), and their financial advisors will collectively receive from the underwriter, Citigroup Global Markets Inc., a fixed selling concession of $0.1125 for each PLUS they sell. See “Fees and selling concessions” on page 8.
The PLUS we are offering differ from the PLUS generally, and you should read this document together with the PLUS product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
PLUS Product Supplement filed on December 3, 2009:
http://www.sec.gov/Archives/edgar/data/831001/000119312509246765/d424b2.htm
Prospectus Supplement filed on February 18, 2009:
http://www.sec.gov/Archives/edgar/data/831001/000095012309003022/y74453b2e424b2.htm
Prospectus filed on February 18, 2009:
http://www.sec.gov/Archives/edgar/data/831001/000095012309003016/y74453sv3asr.htm
The PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a PLUS product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“Commission”) for the offering to which this communication relates. Before you invest, you should read the PLUS product supplement, prospectus supplement and prospectus in that registration statement (File No. 333-157386) and the other documents Citigroup Funding Inc. and Citigroup Inc. have filed with the Commission for more complete information about Citigroup Funding Inc., Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the Commission’s website at www.sec.gov. Alternatively, you can request the PLUS product supplement and related prospectus supplement and prospectus by calling toll-free 1-877-858-5407.

PLUS with Euro Exposure Based on the Price of the Technology Select Sector SPDR® Fund due March   , 2013
Performance Leveraged Upside SecuritiesSM

Investment Overview
Performance Leveraged Upside Securities

The PLUS with Euro Exposure Based on the Value of the Technology Select Sector SPDR® Fund due March    , 2013 (the “PLUS”) are designed for investors with a bullish outlook both on the performance of the underlying shares and on the Eurozone euro (the “euro”) relative to the U.S. dollar (the “dollar”).  Accordingly, the PLUS replicate a strategy of (i) converting an amount of dollars equal to your investment in the PLUS into euros based on the initial exchange rate, (ii) investing that euro amount in a euro-dominated PLUS linked to the underlying shares and (iii) converting the amount of euros that the PLUS linked to the underlying shares would return at maturity into dollars based on the final exchange rate.  The PLUS are exposed on a 1-to-1 basis to the negative performance of the Technology Select Sector SPDR® Fund as well as to the weakening of the euro relative to the dollar. There is no minimum payment at maturity on the PLUS.

As a result, the PLUS can be used:

■
As an alternative to direct exposure to the underlying shares that enhances returns for a certain range of positive performance of the underlying shares.  However, these returns on the PLUS, whether positive or negative, are subject to currency risk and a weakening of the euro relative to the dollar.

■
To enhance returns and potentially outperform the underlying shares in a moderately bullish scenario.  However, these returns on the PLUS, whether positive or negative, are subject to currency risk and a weakening of the euro relative to the dollar.

■
To achieve similar levels of upside exposure to the underlying shares as a direct investment while using fewer dollars by taking advantage of the leverage factor.  However, any leveraged upside exposure is subject to currency risk and a weakening of the euro relative to the dollar.  Additionally, the leveraged upside return is subject to a maximum of 36% to 40% (to be determined on the pricing date).

There is no minimum payment at maturity on the PLUS.

Maturity:	Approximately 2.5 years

Leverage factor:	150%

Leveraged upside return:	Leverage factor x share percentage change, subject to a maximum of 36% to 40% (to be determined on the pricing date)

Maximum payment at maturity:	None

Coupon:	None

Technology Select Sector SPDR® Fund Overview

The Technology Select Sector SPDR® Fund is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Technology Select Sector Index.  The Technology Select Sector SPDR® Fund is composed of companies primarily involved in such industries as IT consulting services, semiconductor equipment and products, computers and peripherals, diversified telecommunication services, and wireless telecommunication services. As of June 30, 2010, there were stocks of 85 Technology and Telecommunication companies in which the Technology Select Sector SPDR® Fund invested.  The Technology Select Sector SPDR® Fund was created by Select Sector SPDRs, and publication of the Technology Select Sector SPDR® Fund began on December 16, 1998.  Shares of the Fund trade on the NYSE under the ticker symbol XLK.  The Technology Select Sector SPDR® Fund is registered as part of the Select Sector SPDR® Trust, a registered investment company.  Information provided to or filed with the Commission by the Select Sector SPDR® Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-57791 and 811-08837, respectively, through the Commission’s website at http://www.sec.gov.

Information as of market close on September 15, 2010:

Bloomberg Ticker Symbol:	XLK

Current Price:	22.36

52 Weeks Ago (on 9/16/2009):	20.99

52 Week High (on 4/26/2010):	24.06

52 Week Low (on 10/01/2009):	20.25

September 2010	Page 2

PLUS with Euro Exposure Based on the Price of the Technology Select Sector SPDR® Fund due March   , 2013
Performance Leveraged Upside SecuritiesSM

Underlying Shares Historical Performance – Daily Closing Prices
January 3, 2005 to September 15, 2010

Key Investment Rationale

The PLUS replicate a strategy of (i) converting an amount of dollars equal to your investment in the PLUS into euros based on the initial exchange rate, (ii) investing that euro amount in a euro-dominated PLUS linked to the underlying shares and (iii) converting the amount of euros that the PLUS linked to the underlying shares would return at maturity into dollars based on the final exchange rate.  As a result, the PLUS are designed for investors with a bullish outlook both on the performance of the underlying shares and on the euro.

Leveraged Share Exposure
The PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the underlying shares and exposure on a 1-to-1 basis to the negative performance of the underlying shares.  However, these returns on the PLUS, whether positive or negative, are subject to currency risk and a weakening of the euro relative to the dollar.

Possible Scenario 1
The underlying shares increase in price and the euro strengthens relative to the dollar, and, at maturity, the PLUS redeem for the stated principal amount of (i) $10 plus 150% of the share percentage change, subject to a maximum of $13.60 to $14.00 per PLUS (136% to 140% of the stated principal amount), multiplied by (ii) the final exchange rate divided by the initial exchange rate.  This amount will be greater than the $10 stated principal amount, and the strengthening of the euro against the dollar will amplify the return on the underlying shares.  (See the hypothetical payment at maturity marked “(A)” on page 9.)

Possible Scenario 2
The underlying shares increase in price and the euro weakens relative to the dollar, and, at maturity, the PLUS redeem for the stated principal amount of (i) $10 plus 150% of the share percentage change, subject to a maximum of $13.60 to $14.00 per PLUS (136% to 140% of the stated principal amount), multiplied by (ii) the final exchange rate divided by the initial exchange rate.  This amount may be greater than or less than the $10 stated principal amount.  (See the hypothetical payments at maturity marked “(B)” on page 9.)

Possible Scenario 3
The underlying shares decline in price and the euro strengthens relative to the dollar, and, at maturity, the PLUS redeem for (i) the stated principal amount less the proportional decline multiplied by (ii) the final exchange rate divided by the initial exchange rate.  This amount may be greater than or less than the $10 stated principal amount and could be zero.  (See the hypothetical payments at maturity marked “(C)” on page 9.)

Worst Case Scenario
The underlying shares decline in price and the euro weakens relative to the dollar, and, at maturity, the PLUS redeem for (i) the stated principal amount less the proportional decline multiplied by (ii) the final exchange rate divided by the initial exchange rate.  This amount will be less than the $10 stated principal amount and could be zero.  (See the hypothetical payment at maturity marked “(D)” on page 9.)

September 2010	Page 3

PLUS with Euro Exposure Based on the Price of the Technology Select Sector SPDR® Fund due March   , 2013
Performance Leveraged Upside SecuritiesSM

Summary of Selected Key Risks (see page 11)

■	No guaranteed return of principal.

■	No interest payments.

■	There is no minimum payment at maturity on the PLUS, and, accordingly, you could lose your entire investment.

■
These particular PLUS differ from typical PLUS we have issued in the past and described in the accompanying PLUS product supplement in that the payment at maturity depends both on the underlying shares and on the performance of the euro relative to the dollar.

■	Historically, both the prices of the underlying shares and the values of the euro-dollar exchange rate have been volatile.

■
The underlying shares are not necessarily correlated to the euro-dollar exchange rate; any increase in the underlying shares may be offset by the weakening of the euro relative to the dollar, and any strengthening of the euro relative to the dollar may be offset by the negative performance of the underlying shares.

■	Potential for a lower comparable yield.

■	The leveraged upside return of the PLUS is limited.

■
The market price of the PLUS will be influenced by many unpredictable factors, including the trading price, volatility and dividend yield of the underlying shares, the stocks composing the Technology Select Sector Index and currency exchange rates, and you may receive less, and possibly significantly less, than the stated principal amount per PLUS if you try to sell your PLUS prior to maturity.

■	The PLUS are subject to currency exchange risk.

■	Government intervention could materially and adversely affect the value of the PLUS.

■
The PLUS are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the PLUS, and any actual or anticipated change to its credit ratings and credit spreads may adversely affect the market value of the PLUS.

■	Investing in the PLUS is not equivalent to investing in the underlying shares or the euro.

■	Adjustments to the underlying shares or to the stocks composing the Technology Select Sector Index could adversely affect the value of the PLUS.

■	The underlying shares and the Technology Select Sector Index are different.

■	The recent global financial crisis may heighten currency exchange risks.

■	Even though currencies trade around-the-clock, the PLUS will not.

■	Suspension or disruptions of market trading in the euro or dollar may adversely affect the value of the PLUS.

■	The PLUS will not be listed on any securities exchange and secondary trading may be limited.

■	The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

■	The calculation agent, which is an affiliate of ours, will make determinations with respect to the PLUS.

■	Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the PLUS.

■	The U.S. federal income tax consequences of an investment in the PLUS are unclear.

September 2010	Page 4

PLUS with Euro Exposure Based on the Price of the Technology Select Sector SPDR® Fund due March   , 2013
Performance Leveraged Upside SecuritiesSM

Fact Sheet

The PLUS offered are senior unsecured obligations of Citigroup Funding Inc., will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying PLUS product supplement, prospectus supplement and prospectus, as supplemented or modified by this offering summary. At maturity, an investor will receive for each stated principal amount of PLUS that the investor holds, an amount in cash that may be more than, equal to or less than the stated principal amount based upon both (i) the price of the underlying shares on the share valuation date and (ii) the performance of the euro relative to the dollar on the exchange rate valuation date. The PLUS do not guarantee any return of principal at maturity. The PLUS are senior notes issued as part of Citigroup Funding’s Series D Medium-Term Notes program. All payments on the PLUS are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the PLUS.

Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
September , 2010	September , 2010 (three business days after the pricing date)	March , 2013

Key Terms
Issuer:	Citigroup Funding Inc.
Guarantee:
Any payments due on the PLUS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the return of the principal amount of your investment at maturity is not guaranteed, you may receive an amount at maturity that is substantially less than the stated principal amount of your initial investment and could be zero.

Underlying shares:	Shares of the Technology Select Sector SPDR® Fund. For purposes of the accompanying PLUS product supplement, only the underlying shares will be the “underlying asset” as described in that document.
Share underlying index:	The Technology Select Sector Index
Issue price:	$10 per PLUS
Aggregate principal amount:	$
Stated principal amount:	$10 per PLUS
Denominations:	$10 per PLUS and integral multiples thereof
Interest:	None
Payment at maturity:
The PLUS differ from the PLUS described in the PLUS product supplement in that the payment at maturity depends both on the underlying asset as described in the PLUS product supplement, which is the underlying shares, and on the performance of the Eurozone euro relative to the U.S. dollar.
Accordingly, the payment at maturity for the PLUS is:
If the final share price is greater than the initial share price,
•  $10 x (1 + leveraged upside return) x (final exchange rate ÷ initial exchange rate)
The leveraged upside return is capped as described below.
If the final share price is less than or equal to the initial share price,
•  $10 x (1 + share percentage change) x (final exchange rate ÷ initial exchange rate)
Regardless of whether the final share price is greater than or less than the initial share price, the weakening of the Eurozone euro relative to the U.S. dollar (resulting in a final exchange rate less than the initial exchange rate) may result in the amount you receive at maturity being less than or equal to the stated principal amount of $10.  Conversely, any strengthening of the Eurozone euro relative to the U.S. dollar may be offset by the negative performance of the underlying shares.  There is no minimum payment at maturity on the PLUS, and, accordingly, you could lose your entire investment.

Maximum payment at maturity:	None. However, the leveraged upside return is capped as described below.
Leveraged upside return:	Leverage factor x share percentage change, subject to a maximum of 36% to 40% (to be determined on the pricing date)
Leverage factor:	150%
Share percentage change:	(final share price – initial share price) / initial share price
Share performance factor:	final share price / initial share price
Initial share price:	The closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the share valuation date
Initial exchange rate:
The rate of conversion of U.S. dollars into one Eurozone euro as determined by reference to the global spot foreign exchange rate published by the Reuters Page “ECB37” (or any substitute page) at or after 1:00 p.m. (London, England time) on the pricing date. The exchange rate will be calculated to four decimal places.

Final exchange rate:	The rate of conversion of U.S. dollars into one Eurozone euro as determined by reference to the global spot foreign exchange rate published by the Reuters Page “ECB37” (or any substitute page) at

September 2010	Page 5

PLUS with Euro Exposure Based on the Price of the Technology Select Sector SPDR® Fund due March   , 2013
Performance Leveraged Upside SecuritiesSM

Key Terms
or after 1:00 p.m. (London, England time) on the exchange rate valuation date. The exchange rate will be calculated to four decimal places.
Share valuation date:
March    , 2013, subject to postponement for non-trading days, and certain market disruption events, as described in the accompanying PLUS product supplement.  However, notwithstanding the PLUS product supplement, the determination of the final share price may be deferred by the calculation agent no later than the second business day immediately prior to the maturity date for non-trading days and market disruption events.

Exchange rate valuation date:
The next TARGET, London and New York business day immediately following the share valuation date, as such date may be deferred for non-trading days and market disruption events.  However, in no event will the exchange rate valuation date be deferred to later than the business day immediately prior to the maturity date.  If that date is not a TARGET, London and New York business day, then the final exchange rate will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the calculation agent at or after 1:00 p.m. (London, England time) for the purchase or sale for deposits in Eurozone euro by the London offices of three leading banks engaged in the interbank market (selected by the calculation agent after consultation with Citigroup Funding) (the “reference banks”). If fewer than three reference banks provide those spot quotations, then the final exchange rate will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the calculation agent from two leading commercial banks in New York (selected by the calculation agent after consultation with Citigroup Funding), for the purchase or sale for deposits in Eurozone euro. If these spot quotations are available from only one bank, then the calculation agent, in its sole discretion, will determine if such quotation is reasonable. If no spot quotation is available, then the final exchange rate will be the rate the calculation agent, in its sole discretion, determines to be fair and reasonable under the circumstances.

TARGET business day:	Any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open for the settlement of payment in Eurozone euro.
London business day:
Any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in London, England are authorized or obligated by law or executive order to close, including with respect to the calculation of any of the exchange rates.

New York business day:
Any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in New York City are authorized or obligated by law or executive order to close, including with respect to the calculation of any of the exchange rates.

Risk factors:	Please see “Risk Factors” beginning on page 11.

September 2010	Page 6

PLUS with Euro Exposure Based on the Price of the Technology Select Sector SPDR® Fund due March   , 2013
Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The PLUS will not be listed on any securities exchange.
CUSIP:	17316G826
ISIN:	US17316G8261
Tax considerations:
Each holder, by purchasing a PLUS, agrees to treat it as a prepaid forward contract for U.S. federal income tax purposes.  There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it.

Assuming this treatment of the PLUS is respected and subject to the discussion in “Certain United States Federal Income Tax Considerations” in the accompanying PLUS product supplement, the following U.S. federal income tax consequences should result under current law:

•     A U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to maturity, other than pursuant to a sale or exchange.

•     Upon sale, exchange or settlement of a PLUS at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the PLUS.  Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), any gain or loss recognized upon sale, exchange or settlement of a PLUS should be long-term capital gain or loss if the investor has held the PLUS for more than one year.

Even if the treatment of the PLUS as prepaid forward contracts is respected, the PLUS could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Code.  In that case, all or a portion of any long-term capital gain a U.S. Holder would otherwise recognize on a sale, exchange or retirement of the PLUS would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” (which, although the matter is unclear, may equal the amount of long-term capital gain the U.S. Holder would have recognized if on the issue date it had invested the face amount of its PLUS in shares of the Technology Select Sector SPDR® Fund and sold those shares for their fair market value on the date its PLUS are sold, exchanged or retired).  Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the period the U.S. Holder held the PLUS, and it would be subject to an interest charge with respect to the deemed tax liability on the income treated as accruing in prior tax years.  U.S. investors should read the section of the accompanying PLUS product supplement called “Certain United States Federal Income Tax Considerations – Possible Application of Section 1260” for additional information and consult their tax advisers regarding the potential application of the “constructive ownership” regime.

Under current law, Non-U.S. Holders generally will not be subject to U.S. federal income or withholding tax with respect to amounts received on the sale, exchange or retirement of their PLUS.  Special rules apply to Non-U.S. Holders who are present in the United States for 183 days or more in a taxable year or whose gain on their PLUS is effectively connected with a U.S. trade or business.

In 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may well include the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. persons considering an investment in the PLUS should read the discussion under “Certain United States Federal Income Tax Considerations” in the accompanying PLUS product supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the potential application of the constructive ownership regime, the issues presented by the 2007 notice, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee under an indenture dated June 1, 2005)
Calculation agent:	Citigroup Global Markets Inc.
Use of proceeds and hedging:	The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, in connection with hedging our

September 2010	Page 7

PLUS with Euro Exposure Based on the Price of the Technology Select Sector SPDR® Fund due March   , 2013
Performance Leveraged Upside SecuritiesSM

obligations under the PLUS through one or more of our affiliates.

On, or prior to, the pricing date, we, through our affiliates or others, will hedge our anticipated exposure in connection with the PLUS by taking positions in the underlying shares or any stocks composing the share underlying index, futures and options contracts on the underlying shares, futures and options contracts on any stocks composing the share underlying index listed on major securities markets, the euro or dollar or options contracts on the euro or dollar or any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could increase the price of the underlying shares or affect the exchange rate, and, accordingly, potentially increase the initial share price or the initial exchange rate, and, therefore, increase the price at which the underlying shares or the exchange rate must close on the share valuation date or exchange rate valuation date, as applicable, before investors would receive at maturity a payment that exceeds the stated principal amount of the PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

ERISA and IRA considerations:
Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the PLUS as long as either (A) (1) no Citigroup Global Markets affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the PLUS or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the PLUS or (B) its acquisition and holding of the PLUS is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the PLUS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or Morgan Stanley Smith Barney or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of PLUS by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the PLUS product supplement for more information.

Fees and selling concessions:
Citigroup Global Markets, an affiliate of Citigroup Funding and the underwriter of the sale of the PLUS, will receive an underwriting fee of $0.1125 from Citigroup Funding for each PLUS sold in this offering. From this underwriting fee, Citigroup Global Markets will pay selected dealers, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a fixed selling concession of $0.1125 for each PLUS they sell.

Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the PLUS declines. You should refer to “Risk Factors” below and “Risk Factors” and “Plan of Distribution; Conflicts of Interest” in the PLUS product supplement for more information.

Supplemental information regarding plan of distribution; conflicts of interest:
Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering of the PLUS will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 2720 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are NOT permitted to purchase the PLUS, either directly or indirectly.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or its principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).

This offering summary represents a summary of the terms and conditions of the PLUS. We encourage you to read the accompanying PLUS product supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

September 2010	Page 8

PLUS with Euro Exposure Based on the Price of the Technology Select Sector SPDR® Fund due March   , 2013
Performance Leveraged Upside SecuritiesSM

How PLUS Work

Payoff Chart

The following chart presents hypothetical examples of the payment at maturity for the PLUS, depending on the share percentage change as of the share valuation date and the final exchange rate as of the exchange rate valuation date.  The chart does not present all the possible payments at maturity for the PLUS (and therefore cannot be shown as a diagram).  Instead, it shows a comprehensive range of share percentage changes, and for each share percentage change, the payment at maturity depending on whether the value of the euro (i) strengthened by 25%, (ii) weakened by 25% or (iii) remained the same, in each case relative to the dollar.  The euro may in fact strengthen or weaken by more or less than 25% which means that all possible payments at maturity for the PLUS are not represented below.   You may lose more money than shown below if the euro weakens by more than 25%.

Stated principal amount:	$10

Leverage factor:	150%

Initial share price:	22.00

Initial exchange rate:	1.2697

Hypothetical maximum leveraged upside return:	38%

Final share price	Share percentage change	Final exchange rate (number of USD to one EUR)	Leveraged upside return	Change in EUR relative to USD	Hypothetical payment at maturity (in USD)
0.00	-100.00%	1.0158	N/A	-25.00%	0.00000
0.00	-100.00%	1.2697	N/A	0.00%	0.00000
0.00	-100.00%	1.5871	N/A	+25.00%	0.00000
5.50	-75.00%	1.0158	N/A	-25.00%	2.00000
5.50	-75.00%	1.2697	N/A	0.00%	2.50000
5.50	-75.00%	1.5871	N/A	+25.00%	3.12500
11.00	-50.00%	1.0158	N/A	-25.00%	4.00000
11.00	-50.00%	1.2697	N/A	0.00%	5.00000
11.00	-50.00%	1.5871	N/A	+25.00%	6.25000
13.20	-40.00%	1.0158	N/A	-25.00%	4.80000
13.20	-40.00%	1.2697	N/A	0.00%	6.00000
13.20	-40.00%	1.5871	N/A	+25.00%	7.50000
15.40	-30.00%	1.0158	N/A	-25.00%	5.60000
15.40	-30.00%	1.2697	N/A	0.00%	7.00000
15.40	-30.00%	1.5871	N/A	+25.00%	8.75000
17.60	-20.00%	1.0158	N/A	-25.00%	6.40000 (D)
17.60	-20.00%	1.2697	N/A	0.00%	8.00000
17.60	-20.00%	1.5871	N/A	+25.00%	10.00000
19.80	-10.00%	1.0158	N/A	-25.00%	7.20000 (C)
19.80	-10.00%	1.2697	N/A	0.00%	9.00000 (C)
19.80	-10.00%	1.5871	N/A	+25.00%	11.25000 (C)
22.00	0.00%	1.0158	N/A	-25.00%	8.00000
22.00	0.00%	1.2697	N/A	0.00%	10.00000
22.00	0.00%	1.5871	N/A	+25.00%	12.50000
24.20	10.00%	1.0158	15%	-25.00%	9.20000 (B)
24.20	10.00%	1.2697	15%	0.00%	11.50000 (B)
24.20	10.00%	1.5871	15%	+25.00%	14.37500 (B)
26.40	20.00%	1.0158	30%	-25.00%	10.40000
26.40	20.00%	1.2697	30%	0.00%	13.00000
26.40	20.00%	1.5871	30%	+25.00%	16.25000 (A)
28.60	30.00%	1.0158	38%	-25.00%	11.04000
28.60	30.00%	1.2697	38%	0.00%	13.80000
28.60	30.00%	1.5871	38%	+25.00%	17.25000
30.80	40.00%	1.0158	38%	-25.00%	11.04000
30.80	40.00%	1.2697	38%	0.00%	13.80000
30.80	40.00%	1.5871	38%	+25.00%	17.25000
33.00	50.00%	1.0158	38%	-25.00%	11.04000
33.00	50.00%	1.2697	38%	0.00%	13.80000
33.00	50.00%	1.5871	38%	+25.00%	17.25000
38.50	75.00%	1.0158	38%	-25.00%	11.04000
38.50	75.00%	1.2697	38%	0.00%	13.80000
38.50	75.00%	1.5871	38%	+25.00%	17.25000
44.00	100.00%	1.0158	38%	-25.00%	11.04000
44.00	100.00%	1.2697	38%	0.00%	13.80000
44.00	100.00%	1.5871	38%	+25.00%	17.25000
49.50	125.00%	1.0158	38%	-25.00%	11.04000
49.50	125.00%	1.2697	38%	0.00%	13.80000
49.50	125.00%	1.5871	38%	+25.00%	17.25000

September 2010	Page 9

PLUS with Euro Exposure Based on the Price of the Technology Select Sector SPDR® Fund due March   , 2013
Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of PLUS that they hold an amount in cash based upon the price of the underlying shares on the share valuation date and the performance of the euro relative to the dollar on the exchange rate valuation date, determined as follows:

If the final share price is greater than the initial share price:

$10 x (1 + leveraged upside return) x (final exchange rate ÷ initial exchange rate)

where leveraged upside return = leverage factor x share percentage change, subject to a maximum of 36% to 40% (to be determined on the pricing date),

leverage factor = 150%

and share percentage change = (final share price – initial share price) ÷ initial share price.

If the final share price is less than or equal to the initial share price:

$10 x (1 + share percentage change) x (final exchange rate ÷ initial exchange rate)

where share percentage change = (final share price – initial share price) ÷ initial share price.

Regardless of whether the final share price is greater than or less than the initial share price, the weakening of the euro relative to the dollar (resulting in a final exchange rate less than the initial exchange rate) may result in the amount you receive at maturity being less than or equal to the stated principal amount of $10.  Conversely, any strengthening of the euro relative to the dollar may be offset by the negative performance of the underlying shares.  There is no minimum payment at maturity on the PLUS, and, accordingly, you could lose your entire investment.

September 2010	Page 10

PLUS with Euro Exposure Based on the Price of the Technology Select Sector SPDR® Fund due March   , 2013
Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying PLUS product supplement and “Risk Factors” in the related prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS.

■
PLUS do not pay interest or guarantee return of principal. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest and do not guarantee the return of any of the stated principal amount at maturity. Regardless of whether the final share price is greater than or less than the initial share price, the negative performance of the euro relative to the dollar may result in the amount you receive at maturity being less than or equal to the stated principal amount of $10 and possibly zero. There is no minimum payment at maturity on the PLUS, and, accordingly, you could lose your entire investment.

■
These particular PLUS differ from typical PLUS we have issued in the past and described in the accompanying PLUS product supplement in that the payment at maturity depends both on the underlying shares and on the performance of the euro relative to the dollar. PLUS generally offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies. These investments allow investors to capture enhanced returns relative to the asset’s actual positive performance. Unlike typical PLUS, however, these particular PLUS also offer additional exposure to the positive or negative performance of the euro relative to the dollar.  At maturity, an investor will receive an amount in cash that may be more or less than the principal amount based upon both (i) the closing price of the underlying shares on the share valuation date and (ii) the performance of the euro relative to the dollar on the exchange rate valuation date. This means the payment at maturity on this PLUS may be different than a PLUS linked only to the underlying shares.  For example, any leveraged positive performance of the underlying shares may be offset completely (and you may lose money) by a weakening of the euro relative to the dollar.  Conversely, any strengthening of the euro relative to the dollar may be offset completely (and you may lose money) by a negative performance of the underlying shares.  This PLUS is designed for investors who are bullish both on the underlying shares and on the euro relative to the dollar.  See “How PLUS Work” on page 9 for examples of hypothetical payments at maturity based on varying share percentage change and final exchange rate levels.

■
Volatility of the underlying shares. Historically, the price of the underlying shares has been volatile. From January 3, 2005 to September 15, 2010, the closing price of the underlying shares has been as low as 13.20 and as high as 28.40. The volatility of the price of the underlying shares may result in your receiving at maturity an amount less than the stated principal amount of your investment in the PLUS.

■
Volatility of the euro-dollar exchange rate. Historically, the euro-dollar exchange rate has been volatile. From January 3, 2005 to September 15, 2010, the rate of conversion of dollars per one euro has been as low as 1.1670 and as high as 1.5991. The volatility of the euro-dollar exchange rate may result in your receiving at maturity an amount less than the stated principal amount of your investment in the PLUS.

■
Potential for a lower comparable yield. The PLUS do not pay any periodic interest. As a result, if the combined performance of the underlying shares and the euro relative to the dollar does not combine to increase the value of the PLUS sufficiently from the stated principal amount of $10 per PLUS, the effective yield on the PLUS will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity.

■
The leveraged upside return of the PLUS is limited. The leveraged upside return of the PLUS is limited by the maximum of 36% to 40%. The actual limit will be determined on the pricing date. Although the leverage factor provides 150% exposure to any increase in the final share price over the initial share price, because the leveraged upside return will be limited to 36% to 40% for the PLUS, any increase in the final share price over the initial share price by more than 24.00% to 26.67% of the initial share price will not increase the return on the PLUS, assuming no change in the value of the euro relative to the dollar.

■
The underlying shares are not necessarily correlated to the euro-dollar exchange rate; any increase in the underlying shares may be offset by the weakening of the euro relative to the dollar, and any strengthening of the euro relative to the dollar may be offset by the negative performance of the underlying shares. Movements in the price of the underlying shares and the euro-dollar exchange rate may not correlate with each other.  At a time when the price of the underlying shares increases, the euro may weaken relative to the dollar, and when the euro strengthens relative to the dollar, the price of the underlying shares may decrease.  Therefore, in calculating the payment at maturity, increases in the price of the underlying shares may be moderated, or wholly offset, by declines in the value of the euro relative to the dollar.  Regardless of whether the final share price is greater than or less than the initial share price, the negative performance of the euro relative to the dollar may result in the amount you receive at maturity being less than or equal to the stated principal amount of $10 and possibly zero.  Additionally, the underlying shares and the euro-dollar exchange rate may be correlated, and, in such a case, any negative performance in the underlying shares would be worsened by a weakening of the euro relative to the dollar.

■	The market price of the PLUS will be influenced by many unpredictable factors. Several factors will influence the

September 2010	Page 11

PLUS with Euro Exposure Based on the Price of the Technology Select Sector SPDR® Fund due March   , 2013
Performance Leveraged Upside SecuritiesSM

value of the PLUS in the secondary market and the price at which Citigroup Global Markets may be willing to purchase or sell the PLUS in the secondary market, including: the trading price, volatility (frequency and magnitude of changes in price) and dividend yield of the underlying shares, the stocks composing the share underlying index, currency exchange rates, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc. You may receive less, and possibly significantly less, than the stated principal amount of the PLUS if you try to sell your PLUS prior to maturity.

■
Currency exchange risk. Fluctuations in the exchange rates between the euro and the dollar will affect the value of the PLUS. Exchange rate movements for the dollar against the euro are volatile and are the result of numerous factors specific to the countries that comprise the Eurozone and the United States including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to different regions. Changes in exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the related countries. Of particular importance to potential currency exchange risk are: (i) rates of inflation; (ii) interest rate levels; (iii) balance of payments; and (iv) the extent of governmental surpluses or deficits in the relevant foreign countries and the United States. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and the United States and other countries important to international trade and finance. The strengthening of the dollar relative to the euro will have a material adverse effect on the value of the PLUS and the return on an investment in the PLUS.

■
Government intervention could materially and adversely affect the value of the PLUS. Foreign exchange rates can be fixed by sovereign governments or monetary authorities, allowed to float within a range of exchange rates set by governments or monetary authorities, or left to float freely. Governments, including those issuing the euro and the United States government, may use a variety of techniques, such as intervention by their central banks or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the PLUS is that their trading value and amount payable could be affected by the actions of sovereign governments, fluctuations in response to other market forces and the movement of currencies across borders.

■
The PLUS are subject to the credit risk of Citigroup Inc., and any actual or anticipated changes to its credit ratings and credit spreads may adversely affect the market value of the PLUS. Investors are dependent on the ability of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the PLUS, to pay all amounts due on the PLUS at maturity, and, therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness. The PLUS are not guaranteed by any other entity. If Citigroup Inc. defaults on its obligations under the PLUS, your investment would be at risk and you could lose some or all of your investment. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the market value of the PLUS.

■
Investing in the PLUS is not equivalent to investing in the underlying shares or the euro. Investing in the PLUS is not equivalent to investing in the underlying shares, the share underlying index or the stocks that constitute the share underlying index, nor is it the same as investing in the euro or a euro-linked security. Investors in the PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the stocks that constitute the share underlying index.  Similarly, investors will not receive Euros at maturity or at any time during the tenor of the PLUS.

■
Adjustments to the underlying shares or to the share underlying index could adversely affect the value of the PLUS. The investment advisor to the Technology Select Sector SPDR® Fund, SSgA Funds Management, Inc. (the “Investment Advisor”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the share underlying index. Pursuant to its investment strategy or otherwise, the Investment Advisor may add, delete or substitute the stocks composing the Technology Select Sector SPDR® Fund. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the PLUS. The New York Stock Exchange (“NYSE”) is responsible for calculating and maintaining the share underlying index. NYSE may add, delete or substitute the stocks constituting the share underlying index or make other methodological changes that could change the value of the share underlying index. NYSE may discontinue or suspend calculation or publication of the share underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued share underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

■
The underlying shares and the share underlying index are different. The performance of the underlying shares may not exactly replicate the performance of the share underlying index because the Technology Select Sector SPDR® Fund will reflect transaction costs and fees that are not included in the calculation of the share underlying index. It is also possible that the Technology Select Sector SPDR® Fund may not fully replicate or may in certain circumstances diverge

September 2010	Page 12

PLUS with Euro Exposure Based on the Price of the Technology Select Sector SPDR® Fund due March   , 2013
Performance Leveraged Upside SecuritiesSM

significantly from the performance of the share underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between the Technology Select Sector SPDR® Fund and the share underlying index or due to other circumstances. The Investment Adviser may invest up to 5% of the Technology Select Sector SPDR® Fund’s assets in securities that are not included in the share underlying index, futures, options, swap contracts and other derivatives, cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by the Investment Adviser).

■
The recent global financial crisis may heighten currency exchange risks. In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions. In addition, governments around the world, including the United States government and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies. Such interventions affect currency exchange rates globally and, in particular, the value of the euro relative to the dollar. Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the value of the PLUS and your return on your investment in the PLUS at maturity.

■
Even though currencies trade around-the-clock, the PLUS will not. Because the inter-bank market in foreign currencies is a global, around-the-clock market, the hours of trading for the PLUS, if any, will not conform to the hours during which the euro, dollar or any other currencies are traded. Consequently, significant price and rate movements may take place in foreign exchange markets that will not be reflected immediately in the value of the PLUS. Additionally, there is no systematic reporting of last-sale information for foreign currencies which, combined with the limited availability of quotations to individual investors, may make it difficult for many investors to obtain timely and accurate data regarding the state of foreign exchange markets.

■
The PLUS will not be listed on any securities exchange and secondary trading may be limited. The PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the PLUS. Citigroup Global Markets may, but is not obligated to, make a market in the PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If, at any time, Citigroup Global Markets were not to make a market in the PLUS, it is likely that there would be no secondary market for the PLUS. Accordingly, you should be willing to hold your PLUS to maturity.

■
Suspension or disruptions of market trading in the euro or dollar may adversely affect the value of the PLUS. The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators. These circumstances could adversely affect the exchange rates of the euro or dollar and, therefore, the value of the PLUS.

■
The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets is willing to purchase the PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the PLUS, as well as the cost of hedging our obligations under the PLUS. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices may be lower than the costs of unwinding the related hedging transactions at the time of the secondary market transaction. Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the PLUS or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs. For further information on our use of proceeds and hedging, see “Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?” in the PLUS product supplement.

■
The calculation agent, which is an affiliate of ours, will make determinations with respect to the PLUS. Citigroup Global Markets Inc., the calculation agent, is an affiliate of ours. As calculation agent, Citigroup Global Markets Inc. will determine the initial share price, the final share price, the initial exchange rate and the final exchange rate and will calculate the amount of cash, if any, you will receive at maturity. Determinations made by Citigroup Global Markets Inc., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of successor shares and calculation of the final share price or final exchange rate in the event of termination of the Technology Select Sector SPDR® Fund or elimination, conversion, redenomination or exchange by any country that issues either the euro or dollar, as applicable, may adversely affect the payout to you at maturity.

■	Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the PLUS.

September 2010	Page 13

PLUS with Euro Exposure Based on the Price of the Technology Select Sector SPDR® Fund due March   , 2013
Performance Leveraged Upside SecuritiesSM

One or more of our affiliates expect to hedge our obligations under the PLUS and will carry out hedging activities related to the PLUS (and to other instruments linked to the underlying shares, the share underlying index, the euro or the dollar), including trading in the underlying shares, the stocks that constitute the share underlying index, the euro and the dollar as well as in other instruments related to the underlying shares, the underlying index, the euro and the dollar. Our affiliates also trade the the underlying shares, the stocks that constitute the share underlying index, the euro, the dollar and other financial instruments related to the underlying shares, the share underlying index, the euro and the dollar on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial share price or the initial exchange rate and, therefore, could increase the price at which the underlying shares or the exchange rate must close on the share valuation date or exchange rate valuation date, as applicable, before an investor receives a payment at maturity that exceeds the issue price of the PLUS. Additionally, such hedging or trading activities during the term of the PLUS, including on the share valuation date or exchange rate valuation date, could adversely affect the price of the underlying shares on the share valuation date or the exchange rate on the exchange rate valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.

■
The U.S. federal income tax consequences of an investment in the PLUS are unclear. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the PLUS, and we do not plan to request a ruling from the IRS.  Consequently, significant aspects of the tax treatment of the PLUS are uncertain, and the IRS or a court might not agree with the treatment of the PLUS as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment for the PLUS, the tax consequences of ownership and disposition of the PLUS might be affected materially and adversely.  As discussed above under “Tax considerations,” even if the treatment of the PLUS as prepaid forward contracts is respected, the PLUS could be treated as “constructive ownership transactions.”  In that case, all or a portion of any long-term capital gain U.S. Holders would otherwise recognize on a sale, exchange or retirement of the PLUS could be recharacterized as ordinary income, in which case an interest charge would apply with respect to the deemed tax liability that would have been incurred if such income had accrued at a constant rate over the period they held the securities.  In addition, as described above under “Tax considerations,” in 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may well include the PLUS.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.  Both U.S. and non-U.S. persons considering an investment in the PLUS should review carefully the section of the accompanying product supplement entitled "Certain United States Federal Income Tax Considerations" and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

September 2010	Page 14

PLUS with Euro Exposure Based on the Price of the Technology Select Sector SPDR® Fund due March   , 2013
Performance Leveraged Upside SecuritiesSM

Information about the Technology Select Sector SPDR® Fund

General. The Technology Select Sector SPDR® Fund is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Technology Select Sector Index.  Shares of the Fund trade on the NYSE under the ticker symbol XLK.

The Technology Select Sector SPDR® Fund is registered as part of the Select Sector SPDR® Trust, a registered investment company.  Information provided to or filed with the Commission by the Select Sector SPDR® Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-57791 and 811-08837, respectively, through the Commission’s website at http://www.sec.gov.

The Technology Select Sector Index. The Technology Select Sector Index, which is one of the nine Select Sector sub-indices of the S&P 500® Index (discussed below in further detail), is intended to give investors a modified market capitalization-based way to track the movements of certain public companies that represent the technology sector of the S&P 500 Index.  As of June 30, 2010, the Technology Select Sector Index included 85 component stocks from the following industries: computers & peripherals; software; diversified telecommunication services; communications equipment; semiconductor & semiconductor equipment; internet software & services; IT services; electronic equipment, instruments & components; wireless telecommunication services; and office electronics.  As of August 23, 2010, the Technology Select Sector Index represented approximately 21.72% of the S&P 500® Index based on market capitalization of the stocks.

The stocks included in each Select Sector Index are selected by Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) acting as Index Compilation Agent in consultation with Standard & Poor’s, a Division of the McGraw-Hill Companies, Inc. (“S&P”), from the universe of companies represented by the S&P 500® Index.  The NYSE acts as index calculation agent in connection with the calculation and dissemination of each Select Sector Index.

Each stock in the S&P 500® Index is allocated to only one Select Sector Index, and the nine Select Sector Indices (listed below) together comprise all of the companies in the S&P 500® Index.

Select Sector Index
The Consumer Discretionary Select Sector Index
The Consumer Staples Select Sector Index
The Energy Select Sector Index
The Financial Select Sector Index
The Health Care Select Sector Index
The Industrial Select Sector Index
The Materials Select Sector Index
The Technology Select Sector Index
The Utilities Select Sector Index

Each Select Sector Index was developed and is maintained in accordance with the following criteria:

•	Each of the component stocks in a Select Sector Index (the “Component Stocks”) is a constituent company of the S&P 500® Index.

•
The nine Select Sector Indexes together will include all of the companies represented in the S&P 500® Index and each of the stocks in the S&P 500® Index will be allocated to one and only one of the Select Sector Indices.

•
Merrill Lynch, acting as the Index Compilation Agent, assigns each constituent stock of the S&P 500® Index to a Select Sector Index.  The Index Compilation Agent, after consultation with S&P, assigns a company’s stock to a particular Select Sector Index on the basis of such company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in each Select Sector Index. S&P has sole control over the removal of stocks from the S&P 500® Index and the selection of replacement stocks to be added to the S&P 500® Index. However, S&P plays only a consulting role in the Select Sector Index assignment of the S&P 500® Index component stocks, which is the sole responsibility of the Index Compilation Agent.

•
Each Select Sector Index is calculated using a modified “market capitalization” methodology. This design ensures that each of the component stocks within a Select Sector Index is represented in a proportion consistent with its percentage with respect to the total market capitalization of such Select Sector Index. Under certain conditions, however, the number of shares of a component stock within the Select Sector Index may be adjusted to conform to Internal Revenue Code requirements.

September 2010	Page 15

PLUS with Euro Exposure Based on the Price of the Technology Select Sector SPDR® Fund due March   , 2013
Performance Leveraged Upside SecuritiesSM

•
Each Select Sector Index is calculated using the same methodology utilized by S&P in calculating the S&P 500® Index, using a base-weighted aggregate methodology.  The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the index divisor.

•
Component Stocks removed from and added to the S&P 500® Index will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the S&P 500® Index insofar as practicable.

The S&P 500® Index. Unless otherwise stated, we have derived all information regarding the S&P 500® Index provided in this offering summary, including its composition, method of calculation and changes in components, from S&P, publicly available sources and other sources we believe to be reliable. Such information reflects the policies of, and is subject to change by, S&P. S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of, the S&P 500® Index at any time. None of Citigroup Inc., Citigroup Funding, Citigroup Global Markets or the trustee assumes any responsibility for the accuracy or completeness of any information relating to the S&P 500® Index.

The S&P 500® Index is published by S&P and is intended to provide a performance benchmark for the U.S. equity markets.  S&P chooses companies for inclusion with an aim of achieving a distribution by broad industry groupings. The calculation of the value is based on the relative aggregate market value of the common stocks of 500 companies at a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The weighting and composition of the index components are updated periodically so that the S&P 500® Index reflects the performance of the U.S. equity markets.

S&P chooses companies for inclusion in the S&P 500® Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock composition of the NYSE, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company.  S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.

License Agreement. S&P and Citigroup Global Markets have entered into a non-exclusive license agreement providing for the license to Citigroup Inc., Citigroup Funding and its affiliates, in exchange for a fee, of the right to use indices owned and published by S&P in connection with certain financial instruments, including the PLUS.

The license agreement between S&P and Citigroup Global Markets provides that the following language must be stated in this offering summary.

“The PLUS are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the PLUS or any member of the public regarding the advisability of investing in securities generally or in the PLUS particularly. S&P’s only relationship to Citigroup Funding and its affiliates (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks, trade names and service marks of S&P and of the S&P 500® Index and the Technology Select Sector SPDR® Fund, which are determined, composed and calculated by S&P without regard to Citigroup Funding, its affiliates or the PLUS. S&P has no obligation to take the needs of Citigroup Funding, its affiliates or the holders of the PLUS into consideration in determining, composing or calculating the S&P 500® Index or the Technology Select Sector SPDR® Fund. S&P is not responsible for and has not participated in the determination of the timing of, prices at or quantities of the PLUS to be issued or in the determination or calculation of the equation by which the PLUS are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the PLUS.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX AND THE TECHNOLOGY SELECT SECTOR SPDR® FUND OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP FUNDING, HOLDERS OF THE PLUS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR THE TECHNOLOGY SELECT SECTOR SPDR® FUND OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® INDEX OR THE TECHNOLOGY SELECT SECTOR SPDR® FUND OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P AND CITIGROUP FUNDING.”

All disclosures contained in this offering summary regarding the S&P 500® Index or the Technology Select Sector SPDR® Fund, including its makeup, method of calculation and changes in its components, are derived from publicly available information prepared by S&P. None of Citigroup Funding, Citigroup, Citigroup Global Markets or the trustee assumes any responsibility for the accuracy or completeness of such information.

September 2010	Page 16

PLUS with Euro Exposure Based on the Price of the Technology Select Sector SPDR® Fund due March   , 2013
Performance Leveraged Upside SecuritiesSM

Historical Information

The following table sets forth the published high and low daily closing prices, as well as end-of-quarter daily closing prices, of the underlying shares for each quarter in the period from January 3, 2005 through September 15, 2010. The closing price of the underlying shares on September 15, 2010 was 22.36. The historical prices of the underlying shares should not be taken as an indication of future performance, and no assurance can be given as to the level of the underlying shares on the share valuation date.

We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification.

Technology Select Sector SPDR® Fund (“XLK”) (CUSIP: 81369Y803)	High	Low	Period End
2005
First Quarter	$20.93	$19.26	$19.55
Second Quarter	20.47	18.49	19.92
Third Quarter	21.41	19.95	20.87
Fourth Quarter	22.06	19.82	20.92
2006
First Quarter	22.29	21.19	22.19
Second Quarter	22.54	19.56	20.32
Third Quarter	22.13	18.99	21.99
Fourth Quarter	23.81	21.86	23.25
2007
First Quarter	24.02	22.55	23.34
Second Quarter	25.84	23.39	25.71
Third Quarter	27.07	24.51	26.99
Fourth Quarter	28.40	25.21	26.62
2008
First Quarter	26.16	21.78	22.50
Second Quarter	25.43	22.52	22.88
Third Quarter	23.70	19.07	19.80
Fourth Quarter	19.52	13.20	15.41
2009
First Quarter	16.31	13.22	15.62
Second Quarter	18.43	16.06	18.17
Third Quarter	20.99	17.34	20.87
Fourth Quarter	23.13	20.25	22.87
2010
First Quarter	23.26	20.84	23.09
Second Quarter	24.06	20.40	20.40
Third Quarter (through September 15, 2010)	22.44	20.29	22.36

September 2010	Page 17

PLUS with Euro Exposure Based on the Price of the Technology Select Sector SPDR® Fund due March   , 2013
Performance Leveraged Upside SecuritiesSM

The following table sets forth the published high, low and end-of-quarter exchange rates for the euro relative to the dollar for each quarter in the period from January 1, 2005 through September 15, 2010, and the related graph sets forth the exchange rates of the euro relative to the dollar for the same period.

The exchange rate for the euro is expressed as the number of dollars per one euro. As a result, a decrease in the exchange rate means that the euro has depreciated / weakened relative to the dollar. This means that it takes more euros to purchase dollars. Conversely, an increase in the exchange rate means that the euro has appreciated / strengthened relative to the dollar. This means that it takes fewer euros to purchase dollars.

The historical exchange rates of the euro relative to the dollar should not be taken as an indication of future performance, and no assurance can be given as to the final exchange rate on the currency exchange valuation date.

Euro (expressed as units of dollars per one euro)	High	Low	Period End
2005
First Quarter	1.3458	1.2757	1.2964
Second Quarter	1.3087	1.2032	1.2108
Third Quarter	1.2542	1.1902	1.2026
Fourth Quarter	1.2179	1.1670	1.1849
2006
First Quarter	1.2307	1.1821	1.2118
Second Quarter	1.2928	1.2093	1.2791
Third Quarter	1.2892	1.2505	1.2674
Fourth Quarter	1.2892	1.2513	1.3197
2007
First Quarter	1.3343	1.2718	1.3354
Second Quarter	1.3652	1.3302	1.3541
Third Quarter	1.4267	1.3426	1.4267
Fourth Quarter	1.4872	1.4048	1.4589
2008
First Quarter	1.5845	1.4454	1.5788
Second Quarter	1.5991	1.5380	1.5755
Third Quarter	1.5938	1.3998	1.4092
Fourth Quarter	1.4419	1.2453	1.3971
2009
First Quarter	1.4045	1.2530	1.3250
Second Quarter	1.4303	1.2921	1.4033
Third Quarter	1.4790	1.3884	1.4640
Fourth Quarter	1.5134	1.4249	1.4321
2010
First Quarter	1.4513	1.3273	1.3510
Second Quarter	1.3653	1.1923	1.2238
Third Quarter (through September 15, 2010)	1.3280	1.2527	1.2989

Dollars per 1 Euro Historical Performance – Daily Exchange Rates
January 3, 2005 to September 15, 2010

September 2010	Page 18

PLUS with Euro Exposure Based on the Price of the Technology Select Sector SPDR® Fund due March   , 2013
Performance Leveraged Upside SecuritiesSM

Additional Considerations

If the underlying shares are delisted, or trading in such shares is suspended, the calculation agent may select successor or substitute securities that the calculation agent determines in its sole discretion to be comparable to the underlying shares and the price of such successor or substitute securities will be substituted for all purposes. If the Technology Select Sector SPDR® Fund is liquidated or otherwise terminated, the closing price of the underlying shares will be determined by the calculation agent by reference to the share underlying index. You should refer to the section “Description of the Notes—Delisting or Suspension of Trading in the ETF Shares; Termination of the ETF”, “—Discontinuance of an Underlying Index” and “—Alteration of Method of Calculation of an Underlying Index” in the PLUS product supplement for more information.

If either the euro or the dollar is lawfully eliminated, converted, redenominated or exchanged by any country that issued such currency after the pricing date and prior to the exchange rate valuation date, the calculation agent, in its sole discretion, will determine the final exchange rate of such currency on the exchange rate valuation date in accordance with legal requirements and market practice.

In case of default in payment at maturity of the PLUS, the PLUS will bear interest, payable upon demand of the beneficial owners of the PLUS in accordance with the terms of the PLUS, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of     % per annum on the unpaid amount due.

“S&P 500®” and "Select Sector SPDRs” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Citigroup Funding Inc. PLUSSM is a service mark of Morgan Stanley. Used under license.

©2010 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

September 2010	Page 19